Exhibit 99.1

                MOOG COMPLETES PURCHASE OF FCS CONTROL SYSTEMS

    EAST AURORA, N.Y., Aug. 15 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has closed on its acquisition of FCS Control Systems. FCS is a designer and manufacturer of high-fidelity electromechanical and electrohydraulic flight and vehicle simulation equipment, and structural test systems that are supplied to the aerospace and automotive markets.

    FCS had annual sales of $24 million in 2004 and currently employs approximately 100 people. Its primary location is in Amsterdam, Holland. FCS traces its origins to 27 years ago when a small group of engineers working for Fokker Aircraft developed a technology for control loading systems used in flight training simulators. These systems allowed trainees to move a control stick and pedals and to have the same feel as if they were actually flying an airplane.

    Moog used existing cash balances and a revolving credit facility to make the purchase in the amount of 37 million euros, net of cash acquired. The newly acquired business will be reported as part of the company's Industrial segment and is expected to contribute nearly $4 million in revenues to the fourth quarter of FY'05, which will finish at the end of September. In fiscal '06, FCS is expected to generate approximately $36 million of the $1.2 billion in total sales forecasted for fiscal '06. The acquisition is expected to be slightly accretive to earnings within its first year despite purchase accounting rules, including those for the amortization of intangible assets, and expenses related to inventory and fixed assets.

    FCS's current sales are generated from flight simulation and driver training markets, primarily in Europe and the U.S., and by test equipment designed for the aerospace industry, also primarily in Europe. These two product lines are expected to directly complement Moog's simulation and test products which are sold mostly into North American markets. In addition, the acquisition supports the company's offset needs for defense control products delivered to the Dutch Army.

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company can be found on its website, http://www.moog.com .

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    Cautionary Statement
    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward- looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions and integrate the acquired businesses, including FCS,
(xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations, (xxii) the cost of compliance with environmental laws and (xxiii) risks associated with the acquisition of FCS, including the risk that the FCS business does not perform in accordance with our expectations. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

SOURCE  Moog Inc.
    -0-                             08/15/2005
    /CONTACT: Susan Johnson of Moog Inc., +1-716-687-4225, fax +1-716-687-4457/

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